Exhibit 12

PROPOSAL OF THE BOARD OF DIRECTORS FOR

THE EXTRAORDINARY GENERAL MEETING

TO BE HELD ON JULY 8, 2009.

Dear Shareholders,

The Board of Directors of Perdigão S.A. (“Company”) hereby submits the following proposals for consideration by shareholders of the Company at the Extraordinary General Meeting of the Company, to be held on July 8, 2009:

1)              Amendment of Section 1 of the Bylaws to change the corporate name of Perdigão S.A. to BRF — Brasil Foods S.A.; with the following text proposed for Section 1 of the Bylaws: “SECTION 1 - BRF — BRASIL FOODS S.A. is a Corporation with articles of incorporation filed with JUCESP under number 35300149947 on May 14, 1997 and governed by these Bylaws and relevant statutory provisions.”;

2)              Amendment of Section 2 of the Bylaws to change the registered headquarters from the city of São Paulo (SP) to the city of Itajaí (SC); with the following text proposed for Section 2 of the Bylaws: “SECTION 2 — The Corporation has its registered offices and legal headquarters in the city of Itajaí, State of Santa Catarina, at Rua Jorge Tzachel, 475 — Bairro Fazenda, Itajaí-SC, and may establish branches, agencies, offices and other subordinate facilities anywhere within the Brazilian territory or abroad.”;

3)              Amendment to Section 16 of the Bylaws to increase the number of effective and alternates members of the Board of Directors from 8 (eight) to between 9 (nine) and 11 (eleven) members; with the following text proposed for Section 16 of the Bylaws: “SECTION 16 — The Board of Directors is composed of between 9 (nine) and 11 (eleven) effective members and an equal number of alternates, of which not less than 20% (twenty per cent) shall be Independent Directors (as defined in Paragraph 1), shareholders of the Corporation, elected at a Shareholders’ Meeting for a term of office of 2 (two years) beginning and ending on the same dates, reelection being permitted.”;

4)             Insertion of Section 51 and respective paragraphs of the Bylaws in order to create, on a transition  basis, the structure of Co-chairman as part of the Company’s Board of Directors; with the following text proposed for  Section 51 and respective paragraphs of the Bylaws: “SECTION 51 — On a transition basis, the Board of Directors shall have 2 (two) Co-chairmen, with identical prerogatives and functions, being appointed by the General Meeting of Shareholders, conditioned upon the following paragraphs. Paragraph 1 — In the decision of the Board of Directors, neither of the Co-chairmen shall enjoy a casting vote in the event of tied voting, but only their respective personal votes shall be taken into consideration, the effectiveness of the rule on tie-breaking votes pursuant to the second paragraph of Section 17 of these Bylaws being suspended. Paragraph 2 - Pursuant to these Bylaws, the prerogatives and functions of the Chairman of the Board of Directors shall be exercised jointly by the Co-chairmen. Paragraph 3 — In the absences or incapacity of the Co-chairmen, as well as in the event of vacancy, the same shall be substituted by the respective Vice Chairmen, who shall also be appointed by the General Meeting of Shareholders. Paragraph 4 — The provision in this Section shall cease to apply on the day the Ordinary General Meeting of Shareholders to be held within the first four months following the end of fiscal year 2010, when the members of the Board of Directors shall be elected and one Chairman and one Vice Chairman appointed, the effectiveness of the rule on tie-breaking votes being restored pursuant to the second paragraph of Section 17 of these Bylaws;

5)              Election of 3 (three) members and their respective alternates to the Board of Directors, one of them being the Co-chairman, should the proposals mentioned under items 3) and 4) above be approved, for a term of in a ordinary and extraordinary shareholders meeting that will be held in 2011;

Effective Members:

Luiz Fernando Furlan - Brazilian, married, Business Administrator, bearer of ID card number 2.985.393 SSP/SP and enrolled in the taxpayers’ register (CPF) under number 019.489.978-00, with office at Rua Fortunato Ferraz, No. 365 — Vila Anastácio — Zip Code 05093-901 — São Paulo — SP. He graduated in Chemical Engineering from Industrial Engineering and Management Business School/ Faculdade Santana - SP, with specialization in Financial Management from Fundação Getúlio Vargas - SP and Corporate Studies from University of São Paulo. Chairman of the Board of Director of Sadia S.A. He has been Minister of Development, Industry and Foreign Trade from 2003 to 2007. In Sadia, He was member of the Board of Director from 1978 to 1988, acted from 1988 to 1990 as Investor Relations Officer and he acted as Executive Vice-President from 1991 to 1992,; and from 1993 to 2003 he has been the Chairman of the Board of Directors, being nominated again to this function in 2008. ;.

Walter Fontana Filho - Brazilian, Married, economist, bearer of ID card number 4.250.008 SSP/SP and enrolled in the taxpayers’ register (CPF) under number 947.648.408-04, with office at Rua do Rocio, 423 — Rooms 710/711 — Zip Code No. 04552-000 - São Paulo — SP. Economist, graduated from PUC (Pontifícia Universidade Católica) in São Paulo in 1977 and Post-Graduated in Economics from PUC (1979); with specialization in Business Marketing from Fundação Getúlio Vargas in 1980. Member of the Board of the “Jornal O Estado de São Paulo” (since 1999), Member of the Board of Directors of ALGAR — Algar S.A. Empreendimentos e Participações (since 2005), Member of the Board of Directors of WTorre Empreendimentos Imobiliários S.A. (since 2007). He was Chief Executive Officer of the Company, with previous experience as Commercial Vice President Director and Domestic Commercial Director.

Vicente Falconi Campos - Brazilian, married, engineer, bearer of ID card number 1.476.273 SSP/MG and enrolled in the taxpayers’ register (CPF) under number 000.232.216-15, with office at Alameda da Serra, 500 — Zip Code No. 34000-000 - Nova Lima - MG. He graduated in Engineering from UFMG — Federal University of Minas Gerais in 1963; Ph.D from Colorado School of Mines (E.U.A.) in 1972; He is a consultant to large Brazilian corporate groups and to the Brazilian Government; Emeritus Teacher of UFMG since 1992; Member of the Board of Directors of AmBev-Cia. de Bebidas das Américas since 1997; Member of the Board of Directors of Sadia since 2002.

Alternate Members:

Diva Helena Furlan - Brazilian, married, lawyer, bearer of ID card number 2.985.455-6 SSP/SP and enrolled in the taxpayers’ register (CPF) under number 023.323.648-11, with office  at Rua Dr. Veiga Filho, 350 — 13º Floor  Set 1301 - Higienópolis — Zip Code 01229-001 - São Paulo — SP. Lawyer, graduated from Pontifícia Universidade Católica of São Paulo. She accomplished the course for Members of Board of Directors at the Brazilian Corporate Governance Institute. She accomplished the training course for shareholders’ family companies. Post-Graduated in Lecture at the Strasbourg University — France, and accomplished several courses and lectures in Brazil and abroad. Formerly, Marketing Director of Bacco’s Comercial e Importadora

Escócia Ltda. and Vice President of the São Paulo Commercial Association (ACSP), from 2003 to 2006. She is a member of the Board of Directors of Sadia since 2007.

Eduardo Fontana d’Ávila - Brazilian, married, engineer, bearer of ID card number 5.142.157 SSP/SP and enrolled in the taxpayers’ register (CPF) under number 947.648.328-87, with office at Av. Brig. Faria Lima, 1912  — 8º Floor - Set D — Zip Code 01452-001 - São Paulo — SP. He graduated in Civil Engineering from the University Mackenzie (1976) and Post-Graduated in Management at Fundação Getúlio Vargas (1980). He developed his career at Sadia, since February 1977, being production activities oriented. He was Sadia’s Industrial Director from 1993 to 2004, and has been Vice-Chairman of Sadia’s Board of Directors from 2005 to 2008. Roberto Faldini - Brazilian, married, business administrator, bearer of ID card number 3.182.138-8 SSP/SP and enrolled in the taxpayers’ register (CPF) under number 070.206.438-68,  with office at Rua Balthazar da Veiga, 52 — Ap. 61 — Vila Nova Conceição — Zip Code No. 04510-000 - São Paulo — SP. He is a business man and consultant, graduated in Management from EASP-FGV (1972), with specialization in Advanced Management (Fundação Dom Cabral e INSEAD - Fontainebleau - France, 1991), in Enterprising Studies (Babson College - Boston - USA, 2004) and in Corporate Governance — Training Course (IFC-International Finance Corporation - IBGC_2009).  He is a member of the Board of Directors and of Committees of several companies and entities in Brazil and abroad. He is co-founder and member of the Board of IBGC — Brazilian Institute for Corporate Governance and he is an associated member of IBEF (Instituto Brasileiro dos Executivos Financeiros), IEF (Instituto da Empresa Familiar) and FBN - Family Business Network.

6)              Amendment of Paragraph One of Section 5 of the Bylaws, to increase the Company’s authorized capital from 250,000,000 common shares to 500,000,000 common shares permitting the increase in capital stock in the light of the public offering for a primary distribution of shares issued by the Company, the request for registration of which has been filed with ANBID — the National Association of Investment Banks on June 5, 2009. Consequently, Paragraph One of Section 5 of the Bylaws shall come into effect with the following text: “Paragraph One — The Corporation is authorized to increase the capital stock up to a limit of 500,000,000 (five hundred million) common shares, irrespective of amendment to the Bylaws, by resolution of the Board of Directors, which shall have the authority to establish the conditions for the issue, including the price and period for paying in the subscription.”

7)              Amendment of item 9) of Section 18 of the Bylaws, to exclude the authority decision from the Board of Directors for deciding on the opening and closing of branches, agencies, offices and other establishments of the Company exclusively at any location in Brazil, this function now becoming the prerogative of the Board of Executive Officers; with the following text proposed for  item 9) of Section 18 of the Bylaws: “9) to opine on the opening and closing of branches, agencies, offices and other establishments of the Corporation outside Brazil”;

8)              Consider the terms and conditions for the Protocol and Justification for the Incorporation of the Shares issued by  HFF Participações S.A., by Perdigão S.A. (“Protocol and Justification”) with respect to the Incorporation of shares of HFF Participações S/A (“HFF”) by the Company;

9)              Ratify the engagement and appointment of the appraisal report valuations: (a) Banco de Investimentos Credit Suisse  (Brasil)  S/A, enrolled in the corporate taxpayers’ register (CNPJ/MF) under number 33.987.793/0001-33 (“Credit Suisse”), responsible for the appraisal report determining the exchange ratio of the shares issued by HFF for shares issued by Perdigão; (b) Planconsult Planejamento e Consultoria Ltda., enrolled in the corporate taxpayers’ register (CNPJ/MF) under number 51.163.298/0001-23, responsible for the evaluation of the shares of both the Company and also HFF for the purposes of deciding the increase of the Company’s capital stock;

10)        Consider the appraisal reports and the exchange ratio contained in the appraisal report prepared by Credit Suisse;

11)        Consider the Incorporation of the shares issued by HFF by the Company  and approve the increase of the Company’s capital stock to be effected by means of the transfer of the incorporation of shares.

This is what the Board of Directors has to propose and trusts will be approved by shareholders.

The Company’s shareholders interested in accessing information or clarifying doubts on the above proposals should contact the Investor Relations area of the Company by calling 3718-5301/5306/5791/5465 or by accessing e-mail: acoes@perdigao.com.br.

São Paulo (SP), June 22, 2009.

Nildemar Secches	Francisco Ferreira Alexandre

Carlos Alberto Cardoso Moreira	Luís Carlos Fernandes Afonso

João Vinicius Prianti	Manoel Cordeiro Silva Filho

Décio da Silva	Rami Naum Goldfajn

Important Notices

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Investors in American Depositary Shares (“ADSs”) of Sadia S.A. (“Sadia”) and U.S. holders of preferred shares of Sadia are urged to read the U.S. informational document regarding the association between Sadia and Perdigão S.A. (“Perdigão” and, together with Sadia, the “Companies”), when it becomes available, because it will contain important information.  U.S. holders of common shares of Sadia are urged to read any informational document or other materials prepared by Perdigão for common shareholders of Sadia regarding the association because they will contain important information.  Perdigão expects to submit copies of these documents to the U.S. Securities and Exchange Commission (“SEC”) when they are available, and investors and security holders may obtain free copies of these documents and other documents filed by the Companies with the SEC at the SEC’s website at www.sec.gov.  A copy of any informational documents prepared for holders of ADRs or U.S. holders of common or preferred shares of Sadia (when available) may also be obtained for free from Perdigão.

This communication contains forward-looking statements. These statements are statements that are not historical facts and are based on the current view and estimates of management of the Companies of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates,” “believes,” “estimates,” “expects,” “plans” and similar expressions, as they relate to the Companies, are intended to identify forward-looking statements. Statements regarding the structure and timing of any association between the Companies, business strategies, future synergies, future costs and future liquidity of the Companies, and pro forma results of operations and financial condition of the Companies are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties, including economic and market conditions in Brazil and globally, conditions in the industry of the Companies, any regulatory actions relating to the association, the ability of the Companies to achieve projected synergies and the risk factors outlined by each of the Companies in their filings with the SEC and the Brazilian Comissão de Valores Mobiliários (CVM). There is no guarantee that the expected events, trends or results will actually occur. Any changes in the assumptions and factors on which these forward-looking statements are based could cause actual results to differ materially from current expectations.